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                                                                   EXHIBIT 16

October 27, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Candlewood Hotel Company, Inc. and, under the date of February 21, 1997, we reported on the consolidated financial statements of Candlewood Hotel Company, Inc. and subsidiaries as of and for the year ended December 31, 1996 and the period from October 1, 1995 (date of inception) to December 31, 1995. On October 24, 1997, we were notified that our appointment as principal accountants was terminated effective with the completion of our timely quarterly review of Candlewood Hotel Company, Inc.'s interim financial statements dated September 30, 1997. We have read Candlewood Hotel Company, Inc.'s statements included under Item 4 of its Form 8-K dated October 20, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Candlewood Hotel Company, Inc.'s statement that the change was recommended by the Company's Audit Committee and approved by the Board of Directors or the statements made by the Company in the seventh paragraph of item 4 of the aforementioned Form 8-K.

Very truly yours,


/s/ KPMG Peat Marwick LLP